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                                                                    EXHIBIT 23.7


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 5 to Registration No. 333-107324 of Heritage Propane Partners, L.P. on Form S-3 of our report dated April 5, 2002 on the consolidated financial statements of Oasis Pipeline Company and Subsidiaries as of December 31, 2001, and for the years ended December 31, 2001 and 2000 included in the Current Report on Form 8-K of Heritage Propane Partners, L.P. dated December 17, 2003, and to the use of our report dated April 5, 2002, appearing in the Prospectus Supplement, which a is part of such Registration Statement. We also consent to the reference to us under the heading "Experts" in the Prospectus and Prospectus Supplement, both of which are part of such Registration Statement.


\s\ Deloitte & Touche LLP

Houston, Texas
December 22, 2003